EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Dimensional Investment Group Inc. of our reports dated December 19, 2025, relating to the financial statements and financial highlights, which appear in DFA International Value Portfolio, DFA International Value Portfolio III, U.S. Large Cap Value Portfolio III, Emerging Markets Portfolio II, Global Equity Portfolio, Global Allocation 60/40 Portfolio, Global Allocation 25/75 Portfolio, DFA Two-Year Fixed Income Portfolio, DFA Two-Year Government Portfolio and U.S. Large Company Portfolio’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 27, 2026